APPENDIX I

to the

TRANSFER AGENCY AGREEMENT

Dated July 16, 2009, amended as of May 21, 2012

between

each series of ADVISORSHARES TRUST listed herein on this Appendix I

and

THE BANK OF NEW YORK MELLON

AdvisorShares Trust Series:

Dent Tactical ETF

WCM / BNY Mellon Focused Growth ADR ETF

Accuvest Global Long Short ETF (formerly Mars Hill Global Relative Value ETF)

Peritus High Yield ETF

Active Bear ETF

Cambria Global Tactical ETF

Madrona Domestic ETF

Madrona International ETF

Madrona Global Bond ETF

Meidell Tactical ETF

Rockledge SectorSAM ETF

TrimTabs Float Shrink ETF

Accuvest Global Opportunities ETF

Star Global Buy-Write ETF

QAM Equity Hedge ETF

Global Echo ETF

Global Alpha & Beta ETF

Pring Turner Dow Jones Business Cycle ETF

Newfleet Multi-Sector Income ETF